Exhibit (a)(2)

CERTIFICATE OF TRUST

OF

BRANDES INTERNATIONAL FUND

This Certificate of Trust of the BRANDES INTERNATIONAL FUND, a business trust registered under the Investment Company Act of 1940 (the ‘Business Trust’), is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code §§3801 et seq.) and sets for the following:

FIRST:        The name of the Business Trust is BRANDES INTERNATIONAL FUND.

SECOND:    As required by 12 Del. Code §§3807(b) and 3810(a)(1)b, the name and business address of the Business Trust’s Registered Agent for Service of Process and the address of the Business Trust’s Registered Office are:

Registered Agent	Address of Business Trust’s Registered office and Business Address of Registered Agent

The Corporation	1209 Orange Street
Trust Company	Wilmington, Delaware 19801

The name and business address of each trustee of the Business Trust is as follows:

Name	Business Address

Richard D. Burritt	4455 E. Camelback Rd., Suite 261E Phoenix, AZ 85018

Deborah A. Moudy	4455 E. Camelback Rd., Suite 261E Phoenix, AZ 85018

Robert H. Wadsworth	4455 E. Camelback Rd., Suite 261E Phoenix, AZ 85018

THIRD:        The nature of the business or purpose or purposes of the Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

FOURTH: The trustees of the Business Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

FIFTH:    This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of Brandes International Fund, have duly executed this Certificate of Trust as of this 6th day of July, 1994.

/s/Richard D. Burritt

Richard D. Burritt

/s/Deborah A. Moudy

Deborah A. Moudy

/s/Robert H. Wadsworth

Robert H. Wadsworth

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